PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Albert W. Ondis, CEO                                                                                                                     August 18, 2009
Joseph P. O’Connell, CFO
Astro-Med, Inc.
Tel: 800-343-4039

Astro-Med Reports Sales and Net Income in the Second Quarter;
Directors Declare Regular Cash Dividend

WEST WARWICK, RI – August 18, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $585,000, equal to 8 cents per diluted share, on sales of $16,416,000 for the Second Quarter ended August 1, 2009. The Company reported net income of $1,154,000, equal to 15 cents per diluted share, on sales of $19,784,000 for the comparable period of the prior year. Unfavorable foreign exchange currency rates lowered this year’s Second Quarter sales by approximately $446,000, or 2.7%, when compared to the previous year.

For the six months ended August 1, 2009, Astro-Med reported net income of $354,000, equal to 5 cents per diluted share, on sales of $31,093,000.   During the comparable six-month period of the prior year, net income was $2,051,000, equal to 27 cents per diluted share, on sales of $38,472,000.  Unfavorable foreign exchange currency rates reduced this year’s six-month sales by approximately $1,189,000, or 3.8%, as compared to the prior year.

The Company’s balance sheet remains strong with a cash and marketable securities position of $21,955,000, a current ratio of 7.0:1, and zero debt.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, said: “We are quite pleased with our profitable Second Quarter results after the recession-induced loss in the First Quarter. Our strong performance in the quarter is the result of vigorous selling and marketing activities which raised new customer orders by 16% and sales by 12% over the First Quarter, combined with effective expense reduction and control.

"Although there are signs that our markets are recovering, and we expect to report continued improvements as the year progresses, we will continue our recession watch for the foreseeable future,” Ondis continued.

Three-Year Strategic Plan Approved

Ondis stated, “On August 17, 2009 the Astro-Med board of directors approved the new "Three-Year Strategic Plan", which was developed over a three-month period during the quarter. Astro-Med, Inc. employees from all levels and our branches in Canada and Europe participated in the development of the plan which was overseen by the Board at a special meeting in June. The plan calls for growth through internal development as well as by acquisition. Consistent with the plan, we have maintained a high level of R&D activities and we will soon announce some exciting new products which will contribute to our growth. Our search for suitable acquisitions is underway and we will make announcements as appropriate.”

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On August 17, 2009, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.06 per share, payable on October 1, 2009 to shareholders of record as of September 11, 2009.

Second Quarter Conference Call to be Held Wednesday, August 19, 2009

The Second Quarter conference call will be held on Wednesday, August 19, 2009, at 11:00 AM EDT.  It will be broadcast in real time on the Internet and will be available through the Investing section of our website. We invite you to log on and listen in real time on August 19th or to participate in the conference call by dialing 1-877-941-1466 and referencing ID number 4116728.  Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com.

Astro-Med, Inc. Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Six-Months Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Net Sales	$16,416	$19,784	$31,093	$38,472
Gross Profit	6,951 42.3%	8,681 43.9%	12,763 41.0%	16,868 43.8%
Operating Expenses:
Selling & Marketing Research & Development	3,724 1,175	4,343 1,199	7,607 2,402	8,764 2,425
General & Administrative	1,166	1,210	2,328	2,456
	6,065	6,752	12,337	13,645

Operating Income	886	1,929	426	3,223
	5.4%	9.7%	1.4%	8.4%

Other Income, Net	14	61	119	237

Income Before Taxes	900	1,990	545	3,460

Income Tax Provision	315	836	191	1,409

Net Income	$ 585	$ 1,154	$ 354	$ 2,051

Net Income Per Share - Basic	$ 0.08	$ 0.16	$ 0.05	$ 0.29
Net Income Per Share - Diluted	$ 0.08	$ 0.15	$ 0.05	$ 0.27

Weighted Average Number of Common Shares - Basic	7,148	6,999	7,118	6,966
Weighted Average Number of Common Shares - Diluted	7,343	7,523	7,316	7,482

Dividends Declared Per Common Share	$ 0.06	$ 0.06	$ 0.12	$ 0.12

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of August 1, 2009	As of January 31, 2009
Cash & Marketable Securities(1)	$21,955	$22,104
Current Assets	$47,832	$48,023
Total Assets	$61,678	$62,155
Current Liabilities	$6,840	$7,904
Shareholders’ Equity	$52,001	$51,471

                       (1)  Includes investment securities classified as non-current

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2009 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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